Exhibit 99.2

PRIME TIME EQUIPMENT, INC.

UNAUDITED FINANCIAL STATEMENTS

TABLE OF CONTENTS

MARCH 31, 2006 AND 2005

PRIME TIME EQUIPMENT, INC.

UNAUDITED BALANCE SHEETS

MARCH 31, 2006 AND 2005

ASSETS	2006	2005
CURRENT ASSETS

Cash and cash equivalents	$261,748	$6,775,390
Accounts receivable-net	167,218	646,443
Inventory	883,617	1,001,984
Prepaid insurance and other current assets	22,213	—
Total current assets	1,334,796	8,423,817

Property and equipment, net	9,241	13,302

TOTAL ASSETS	$1,344,037	$8,437,119

LIABILITIES & STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$230,650	$6,918,862
Notes payable	647,924	1,259,987
Stockholder notes payable	—	35,000
Total current liabilities	878,574	8,213,849
Long-term debt	—	—

TOTAL LIABILITIES	878,574	8,213,849

STOCKHOLDER’S EQUITY
Common stock, no par value, 10,000 shares authorized,
issued and outstanding in 2006 and 2005	—	—
Additional paid-in capital	71,395	71,395
Retained earnings	394,068	151,875
TOTAL EQUITY	465,463	223,270
TOTAL LIABILITIES & STOCKHOLDER’S EQUITY	$1,344,037	$8,437,119

See accompanying notes to the unaudited financial statements

PRIME TIME EQUIPMENT, INC.

UNAUDITED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

	2006	2005

Net sales and rental income	$2,858,441	$14,215,964
Cost of sales and operating leases	(2,544,736)	(13,702,946)
Selling, general and administrative expenses	(125,464)	(170,480)
Operating income	188,241	342,538
Interest (expense), net	(4,707)	(2,601)
Income before income taxes	183,534	339,937
Provision for income taxes	(79,000)	(114,000)

Net income	$104,534	$225,937

BASIC EARNINGS (LOSS) PER COMMON SHARE

Net income per basic and diluted common share	$10.45	$22.59

Weighted-average number of shares outstanding, basic and diluted	10,000	10,000

See accompanying notes to the unaudited financial statements

PRIME TIME EQUIPMENT, INC.

Statements of Cash Flows

	Three months ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$104,534	$225,936
Adjustments to reconcile net income to net cash (used in)
provided by operating activities:

Depreciation	620	614
Changes in operating assets and liabilities:
Accounts receivables	(91,709)	453,644
Inventory	936,488	226,883
Other current assets	1,017	—
Accounts payable	14,500	5,822,302
Deferred revenue	—	(1,776,151)
Net cash (used in) provided by operating activities	965,450	4,953,228

Cash flows from investing activities:
Purchase of property and equipment	(3,403)	—
Net cash (used in) investing activities	(3,403)	—

Cash flows from financing activities:
Proceeds from notes payable	896,257	1,626,324
Repayment of notes payable	(1,929,139)	(1,656,910)
Repayment of shareholder notes payable	—	(25,000)
Net cash provided by financing activities	(1,032,882)	(55,586)

Net (decrease) increase in cash and cash equivalents	(70,835)	4,897,642

Cash and cash equivalents, beginning of the period	332,583	1,877,748

Cash and cash equivalents, end of the period	$261,748	$6,775,390

Supplemental cash flow information:
Cash paid for interest	$4,707	$2,601

Cash paid for income taxes	$—	$3,100

See accompanying notes to the unaudited financial statements

PRIME TIME EQUIPMENT, INC.

Unaudited Financial Statements

March 31, 2006 and 2005

Notes to Unaudited Financial Statements

(1)	Nature of Operations

Prime Time Equipment, Inc. (“Prime Time” or the “Company”) is a U.S. corporation with its principal place of business in Fontana, California. Prime Time sells new and used truck trailers and related equipment. The Company operates in one segment, the selling of trailers.

(2)	Basis of Presentation

In the opinion of Company management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments, except as noted elsewhere in the notes to the condensed consolidated financial statements) necessary to present fairly the financial position of the Company as of March 31, 2006 and 2005, and the results of operations and cash flows for the interim periods presented. These statements are condensed and, therefore, do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The statements should be read in conjunction with the consolidated financial statements and footnotes included in the Company’s audited financial statements for the years ended December 31, 2005 and 2004. The results of operations for the three months ended March 31, 2006 and 2005 are not necessarily indicative of the results to be expected for the full year.

(3)	Recognition of Revenue from Equipment Sales.

Revenue generated by the sale of trailer and semi-trailer equipment is recorded at the time the title to the equipment legally transfers to the buyer, provided the Company has evidence of an arrangement, the sale price is fixed or determinable and collectibility is probable. Revenue payments collected from customers, prior to the completion of a sale, is recorded as deferred revenue.

(4)	Subsequent Events.

On May 1, 2006, Prime Time Equipment, Inc. sold substantially all of its operating assets and liabilities, to CapSource Equipment Company, Inc. Under the terms of the purchase agreement, CapSource will operate in California under the name: d/b/a Prime Time Trailers. To acquire the operating assets, Capsource paid the Company the fair market value of the net assets, plus a premium of approximately $100,000. In addition, Capsource paid the Company’s owner / President, $400,000 for his agreement not to compete against Capsource for a period of five years after completion of the transaction.